English Translation

Exhibit 4.44

Technology Support and Utilization Service Agreement

This Technology Development and Utilization Service Agreement (“Agreement”) is entered into between the following two parties as of September 1, 2010:

(1)	Beijing Guanyou Gamespace Digital Technology Co., Ltd., with registered address of Rm. 810, 7/F, Building 1, No. 18 Shijingshan Road, Shijingshan District, Beijing and legal representative Tao Wang (“Party A”); and

(2)	Beijing Changyou Gamespace Software Technology Co., Ltd., with registered address of Rm. 158, Building 1, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing and legal representative Tao Wang (“Party B”).

(In this Agreement, Party A and Party B are called collectively as the “Parties” and respectively as “Party” or “Other Party”)

WHEREAS:

1. Party A is an online game operator established and approved of under the laws of the People’s Republic of China (“PRC” or “China”).

2.	Party B is a wholly foreign owned enterprise incorporated under PRC laws and has extensive experience with online game’s technology development and technology utilization.

3.	Party A desires to authorize Party B to provide online game’s technology development and technology utilization services, and Party B accepts the authorization of Party A to provide such relevant services.

NOW, THEREFORE, through friendly negotiations, the parties agree to the following:

1.	Definitions

Unless otherwise provided for, the following terms, as used in this Agreement shall have the meanings set forth below

1.1	“Online Game” refers to Internet online games operated by Party A during the term of cooperation, including but not limited to The Duke of Mount Deer.

1.2	“Online Game Facilities and System” refers to hardware facilities and software systems purchased by Party A or Party B for use in its online game business, including but not limited to servers, computers and application software.

1.3	“Technology Development” refers to the various technology development services necessary for online games provided by Party B to Party A under this Agreement, including production of data slice for online games operated by Party A.

1.4	“Technology Utilization” refers to the various technology utilization services necessary for online games provided by Party B to Party under this Agreement, including the development of various applications software for the game operation and management platforms operated by Party A.

English Translation

1.5	“Service Fee” refers to the fees payable by Party A to Party B under Clause 5.1 of this Agreement for the technology development and technology utilization services provided by Party B to Party A under Article 3 of this Agreement.

1.6	“Cooperation Term” refers to the period from September 1, 2010 until Party B’s operations are terminated, or a written agreement by both parties for early termination.

1.7	“Prudent Commercial Custom” refers to the recognized standards followed by enterprises whose business is the same as or similar to Party B’s regarding security, efficiency, economy, reliability and suggestion of related producers regarding the operation, maintenance and management of online game’s facilities and system (which may be revised from time to time).

2.	Exclusive Commission

Party A hereby appoints Party B as the exclusive and sole provider of technology development and technology utilization services; Party B accepts the commission and agrees to provide technology development and technology utilization services in accordance with the terms and conditions of this Agreement.

3.	Scope of Technology Development and Technology Utilization Services

3.1	During the cooperation term, Party B shall, in a loyal and efficient manner, provide to Party A the following online game technology development services:

3.1.1	Plan development for online games data slice and updates;

3.1.2	Provide periodic update services for online games operated by Party A, including game patches;

3.1.3	Provide development, testing and operation services of data slice for online games operated by Party A.

3.2	During the Cooperation Term, Party B shall, in a loyal and efficient manner, provide to Party A the following online game technology utilization services:

3.2.1	Party B shall, based on the online game operating needs of Party A, develop the operation and management platforms necessary for said online game, such as 3D Accelerator Engines;

3.2.2	Party B shall ensure Party A purchase of, at its (Party A’s) discretion , any relevant software products owned by Party B related to online game operation and management;

3.2.3	Party B shall ensure provision of development services and periodic updates to the online game operation and management platforms sold to Party A.

3.3	Other Technology Development and Technology Utilization services as requested by Party A.

4.	Authorization

4.1	To ensure the efficient provision of Technology Development and Technology Utilization services by Party B, Party A irrevocably appoints Party B (and any of its appointees or sub-appointees) as its agent to represent, use the name of, or in any other manners, at the agent’s discretion act on behalf of Party A:

4.1.1	execute relevant documents or any other documents with third parties (including supplier and customers);

English Translation

4.1.2	handle any matters under this Agreement that Party A is liable to do, but has not done; and

4.1.3	execute all necessary documents and handle all necessary matters to facilitate Party B’s full exercise of any or all of the rights authorized under this Agreement.

4.2	If necessary, Party A may, at any time, issue a separate power of attorney to Party B regarding a certain matter upon Party B’s request at any time.

4.3	Party A shall remain seized on and confirm any matters handled or to be handled by any agent appointed pursuant to this Agreement.

5.	Payment and Settlement of Service Fee

5.1	In consideration for the Technology Development and Technology Utilization services provided to Party A by Party B, Party A shall pay Party B Service Fees totalling * of Party A’s revenue.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

The Parties agree that Party B reserves the right to adjust the Service Fee. If Party B decides to adjust the aforesaid fee, it shall notify Party A in writing. Party A shall pay the fee as adjusted for the following months settlement upon receiving the notice.

5.2	Settlement

Party B shall submit any adjusted fees pursuant to the above provision to Party A for verification before the 20th day of each month. If necessary, Party A may, by itself or through engaging a registered accountant, examine fees submitted by Party B, who shall provide assistance.

5.3	Payment

Party A shall pay Service Fees to the bank account designated by Party B within 30 days after the monthly settlement is verified.

5.4	Deferred Payment

If any of Party A’s payments under this Agreement are delayed, it shall pay penalties for deferred payment to Party B pursuant to this Agreement. The penalty shall be 0.04% per day for every day from the payment date until the date which Party B receives all payment (including the penalties).

6.	Party A’s Promises

Party A agrees and promises that during the Cooperation Term:

6.1	Party A shall, upon reasonable requests made by Party B from time to time, allow Party B or persons designated by it to obtain and review financial reports, financial statement or other material regarding Party A’s financial status, business and operation;

6.2	Upon request from Party B, Party A shall provide the necessary materials and information required for the services provided by Party B under this Agreement and ensure such materials and information are true and accurate;

6.3	Party A shall obtain all government approvals, permits and licenses related to their projects and other businesses at its own expense and maintain their full effectiveness;

English Translation

6.4	If Party A acknowledges any event of default, it shall promptly notify Party B of the event, and provide Party B with detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party B’s interests;

6.5	During the Cooperation Term, Party A shall comply with the terms and conditions of this Agreement, and shall not cause or permit the operation of its online game business in any manner which violates PRC laws or regulations;

6.6	Party A shall pay and clear any due debt and damages, or facilitate the settlement of said debt;

6.7	Party A shall pay on time any registration fees, taxes, fines, penalties or interests payable in accordance with the law;

6.8	Party A shall, from time to time, provide Party B with all agreements on related projects upon Party B’s reasonable requests, and keep them accurate, complete and updated;

6.9	Without the written consent of Party B, Party A shall not appoint any third party to provide the services hereunder.

6.10	The Parties agree the meaning of “Party B’s (written) consent” hereunder means approval by the board of Party B.

7.	Party B’s Promises

Party B agrees and undertakes during the Cooperation Term:

7.1	Party B shall obtain all government approvals, permits and licenses in order to provide Technology Development and Technology Utilization services and keep them fully effective;

7.2	If Party B acknowledges any event of default, it shall promptly notify Party A of said event and provide Party A with the detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party A’s interests;

7.3	During the Cooperation Term, Party B shall comply with the terms and conditions of this Agreement; and will not provide Technology Development and Technology Utilization services in any manner which may violate PRC laws or regulations;

7.4	Party B shall employ sufficient and qualified employees to perform its duties in providing Technology Development and Technology Utilization services. Party B shall guarantee its employees will provide services to Party A in a loyal and efficient manner;

7.5	Party B shall constitute detailed procedure of Technology Development and Technology Utilization services in accordance with the Prudent Commercial Custom. Party B shall also establish, record and keep the data and files of outsourcing Technology Development and Technology Utilization services;

7.6	Party B shall establish and keep accurate, complete and updated records of the Technology Development and Technology Utilization services it has provided.

8.	Tax and Expenses

8.1	Both parties agree each party shall pay taxes incurred by performing this Agreement in accordance with PRC laws and regulations.

8.2	Both parties shall pay their respective expenses relevant to this Agreement.

English Translation

9.	Representations and Warranties

Each Party represents and warrants to other party that, upon the execution of this Agreement:

9.1	Said party has all power and authority to execute this Agreement and perform any obligations hereunder;

9.2	The provisions of this Agreement constitute legal, valid and binding obligations on said party;

9.3	The execution and performance of this Agreement and its duties hereunder do not violate or conflict with the terms, provision or condition of its articles of association, or cause the violation or default of above terms, provisions or conditions;

9.4	Should any representation, warranty or promise made by one Party to the other Party be untrue or inaccurate, said Party shall notify the other Party and upon the reasonable request by the other Party take actions to remedy and disclose the circumstance to the other Party.

10.	Indemnification and Limitation of Liability

10.1	Indemnification

10.1.1	Party B shall relieve liability of and indemnify Party A against any and all losses, damages, expenses, liabilities, litigation, penalties, or any other relevant expenses, including but not limited to the legal fees or expenses paid by Party A, arising from any breach of duty by Party B’s employees on purpose or due to a material mistake.

10.1.2	Party A shall relieve liability of and indemnify Party B against any and all losses, damages, expenses, liabilities, litigation, penalty, or any other relevant expenses, including but not limited to the legal fee or expense paid by Party B, arising from any breach of duty by Party A’s employees on purpose or due to a material mistake.

10.2	Limitation of Liability

10.1.1	Notwithstanding the provision of Article 10.1.1, during each contract year, Party B’s liabilities for indemnification under Article 10.1.1 shall be capped at the actual Service Fees collected from Party B in the year the breach event is ended.

10.1.2	Notwithstanding the provision of Article 10.1.2, during each contract year, Party A’s liabilities for indemnification under Article 10.1.2 shall be capped at the actual Service Fees collected from Party B in the year the breach event is ended.

11.	Breach of Contract

11.1	Both parties shall perform this Agreement in good faith. Unless otherwise provided herein, any party who breaches the contract shall bear any liabilities for breach of contract pursuant to this Agreement and any applicable laws; if more than one party breaches the Agreement, each party shall be responsible for the liability incurred due to their respective breach. Notwithstanding the above provision, neither party shall be responsible to the other party for any indirect loss or damage due to this Agreement.

11.2	Both Parties agree and confirm that for breach occurring during the Cooperation Term, requiring compensation and performance are all remedies entitled to the non-defaulting party; the non-defaulting party shall waive the right to terminate this Agreement due to a breach of contract by defaulting party in any circumstance during the Cooperation Term.

12.	Force Majeure

Force majeure under this Agreement refers to the disasters, wars, politic events, changes in laws, regulations and state policies. If the force majeure directly influences the performance of this Agreement by either or both parties, the affected party shall promptly inform the other party and its authorized appointee of the circumstance of the event, and shall furnish detailed information on the force majeure, and the reasons for failing to perform fully or partially this Agreement and as well as the effective certificate issued by the local notary authority where the force majeure occurs within 15 days. Both parties will consult with each other to determine the performance, to the extent affected by the force majeure, of this Agreement and further decide whether the failure to fully or partially perform this Agreement by the Party affected from the force majeure is acceptable.

English Translation

13.	Termination

13.1	This Agreement may only be terminated under the following circumstances:

13.1.1	The termination of this Agreement is agreed upon by both parties;

13.1.2	The Cooperation Term expires and neither party intends to extend the Cooperation Term; or

13.1.3	Failure to perform this Agreement due to force majeure.

13.2	Rights and Obligations of Both Parties upon Termination

13.2.1	If this Agreement is terminated in accordance to Article 13.1.1, rights and obligations of both parties shall be determined by the termination agreement entered into by both parties;

13.2.2	If this Agreement is terminated in accordance to Article 13.1.2, both parties shall settle promptly according to the annual settlement provision under this Agreement; or

13.2.3	If this Agreement is terminated in accordance to Article 13.1.3, both parties shall promptly settle according to the annual settlement provision under this Agreement. Neither party shall be liable to the other party upon settlement of liability for breach of contract before the occurrence of force majeure is not waived.

14.	Governing Law and Dispute Resolution

14.1	This Agreement shall be governed by and construed under the PRC laws which has been promulgated and is available to the public, but if the promulgated and available PRC laws have no stipulation for the relevant matters, general international commercial practice shall be the point of reference.

14.2	Dispute arising out of or related to this Agreement shall be settled through friendly negotiations.

14.3	Should negotiation fail to settle the dispute within 60 days after one party notifies the other party of the dispute, either Party may submit the dispute to the Beijing Arbitration Commission for arbitration in Beijing according to then applicable arbitration rules. The arbitration decision shall be final and binding upon all the Parties.

15.	Notice

Unless otherwise specified, any notifications or correspondences sent by either Party to the other pursuant to this Agreement shall be written in Chinese and shall be sent by courier or via facsimile transmission, and shall be authenticated by courier service correspondence. Notifications, communications or correspondences pursuant to this Agreement sent by courier, shall be deemed delivered 7 days after the date of dispatch; facsimile transmission shall be deemed delivered upon the next day after being sent, and authenticated by a confirmation of transmission report. All the notifications or correspondences shall be delivered to the following address, until one party notifies the other writing about a change of address:

Party A:	Beijing Guanyou Gamespace Digital Technology Co., Ltd.
Address: Rm. 810, 7/F, Building 1, No. 18 Shijingshan Road, Shijingshan District, Beijing
Postal Code: 100043

English Translation

Party B:	Beijing Changyou Gamespace Software Technology Co., Ltd.
Address: Rm. 158, Building 1, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing
Postal Code: 100043

16.	Miscellaneous

16.1	This Agreement is formalized upon its execution and both Parties agree and confirm the terms and conditions of this Agreement took effect since September 1, 2010.

16.2	Any amendment, waiver, cancellation, or termination of any provision of this Agreement shall be made in writing and becomes effective upon execution by both Parties.

16.3	Without the written consent of the other Party to this Agreement, no party shall disclose, use or apply any information relating to any party and/or this Agreement, including but not limited to the execution and content of this Agreement. Obligations of confidentiality under this Clause are valid, after the termination of this Agreement. However, this Clause: (1) is inapplicable when such materials or information disclosed is to affiliated companies, professional consultants and its employees. Under this circumstance, disclosure is limited to persons or entities whose reasonable business necessitates such disclosure or knowledge; (2) shall not prevent any party from issuing or disclosing such information in accordance with applicable laws, regulations or relevant rules of a security exchange.

16.4	This Agreement hereto constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes any prior intent, representation or understanding, and shall only be modified on revised with the written consent of authorized representatives of the Parties.

16.5	To the extent permitted by PRC laws, either Party’s failure to exercise or delay in exercising of any right under this Agreement shall not be deemed as a waiver, and any single or partial exercise of any right shall not preclude the exercise of any other rights.

16.6	All provisions of this Agreement are severable. If any provision of this Agreement is judged as invalid, illegal or non-enforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired in any way.

16.7	This Agreement is made with 4 original copies, with each party holding 2 copies respectively

16.8	The appendix hereto constitutes an integral part of this Agreement and has the same legal effect as this Agreement.

English Translation

(Signature Page)

IN WITNESS THEREFORE, the Parties hereof have caused this Agreement to be executed as of the date first written above in Beijing, China.

Party A: Beijing Guanyou Gamespace Digital Technology Co., Ltd. (SEAL)

Legal Representative: /s/ Tao Wang

Party B: Beijing Changyou Gamespace Software Technology Co., Ltd. (SEAL)

Legal Representative: /s/ Tao Wang